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                              ASSUMPTION AGREEMENT

          AGREEMENT made as of June 19, 1998 among EXCELSIOR INSTITUTIONAL TRUST (the "Trust"), U.S. TRUST COMPANY OF THE PACIFIC NORTHWEST ("U.S. Trust Pacific"), a wholly-owned subsidiary of U.S. TRUST CORPORATION, and U.S. TRUST COMPANY OF CALIFORNIA ("U.S. Trust California"), a wholly-owned subsidiary of U.S. TRUST CORPORATION.

          WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

          WHEREAS, U.S. Trust Pacific has been previously appointed as investment adviser to the Balanced and International Equity Funds (the "Funds") of the Trust pursuant to an Investment Advisory Agreement by and between U.S. Trust Pacific and the Trust dated as of November 15, 1995 (the "Investment Advisory Agreement");

          WHEREAS, U.S. Trust Pacific intends to reorganize into U.S. Trust California (the "Reorganization");

          WHEREAS, U.S. Trust California intends to change its name to U.S. Trust Company, N.A. in connection with the Reorganization;

          WHEREAS, U.S. Trust Pacific and U.S. Trust California desire to have U.S. Trust California assume the rights, responsibilities, liabilities and obligations of U.S. Trust Pacific under the Investment Advisory Agreement with respect to the Funds.

          NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

          1. U.S. Trust California, in consideration for the right to receive payment of fees under the Investment Advisory Agreement, hereby assumes the rights, responsibilities, liabilities and obligations of U.S. Trust Pacific under the Investment Advisory Agreement with respect to the Funds.

          2. U.S. Trust Pacific and U.S. Trust California hereby represent to the Trust that following the Reorganization (i) the management personnel of U.S. Trust Pacific responsible for providing investment advisory services to the Funds under the Investment Advisory Agreement, including the portfolio managers and the supervisory personnel, will be employees of U.S. Trust California and that they will continue to provide such services for the Funds, (ii) U.S. Trust California will remain a wholly-owned subsidiary of U.S. Trust Corporation, and
(iii) U.S. Trust Pacific believes that the proposed assumption does not involve a change in actual control or actual management with respect to the investment adviser or the Funds.

          3. This Assumption Agreement shall be attached to and made a part of the

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Investment Advisory Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                                    U.S. TRUST COMPANY OF THE PACIFIC NORTHWEST


                                    /s/Douglas F. Adams
                                    -------------------
                                    Name: Douglas F. Adams
                                    Title: President


                                    U.S. TRUST COMPANY OF CALIFORNIA


                                    /s/Gregory F. Sanford
                                    ---------------------
                                    Name: Gregory F. Sanford
                                    Title:President and CEO



                                    EXCELSIOR INSTITUTIONAL TRUST
                                    on behalf of the International Equity Fund and Balanced Fund


                                    /s/F.S. Wonham
                                    --------------
                                    Name: F.S. Wonham
                                    Title: President and CEO